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                          August 10, 2022

       Charles A. Ross, Jr
       Chief Executive Officer
       AMERICAN REBEL HOLDINGS, INC
       909 18th Avenue South, Suite A
       Nashville, Tennessee, 37212

                                                        Re: AMERICAN REBEL
HOLDINGS INC
                                                            Registration
Statement on Form S-1
                                                            Filed August 5,
2022
                                                            File No. 333-266559

       Dear Mr. Ross:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing